Exhibit 99.1

IMMEDIATE RELEASE

QUAINT OAK BANCORP, INC. ANNOUNCES
FIFTH SHARE REPURCHASE PROGRAM

Southampton, Pa., December 13, 2018 – Quaint Oak Bancorp, Inc. (OTCQX: QNTO) (the "Company"), the holding company for Quaint Oak Bank, announced today that its Board of Directors at their meeting on December 12, 2018, approved the adoption of the Company’s fifth share repurchase program for up to an additional 50,000 shares, or approximately 2.5% of the Company’s current outstanding shares of common stock. Repurchases will be made by the Company from time to time in open-market or privately-negotiated transactions or otherwise as, in the opinion of management, market conditions warrant. The repurchased shares will be held by the Company as treasury stock and will be available for general corporate purposes. The repurchase program does not have an expiration date.

Robert T. Strong, President and Chief Executive Officer, stated “We are pleased to announce our fifth share repurchase program, which reflects our continuing commitment to improving shareholder value.  To date the Company has repurchased over 38% of our original shares issued in our initial public offering.”

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies.  Quaint Oak Bank, is a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company. Its subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.  Quaint Oak Bank is headquartered in Southampton, Pennsylvania and the family of companies conduct business through two regional offices located in the Delaware Valley and Lehigh Valley markets along with a New Britain Township location.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059